UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2014 (December 14, 2014)

IPALCO ENTERPRISES, INC.
(Exact Name of registrant as specified in its charter)

Indiana	1-8644	35-1575582
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Monument Circle, Indianapolis, Indiana	46204
(Address of principal executive offices)	(Zip Code)

317-261-8261
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Subscription Agreement

On December 14, 2014, IPALCO Enterprises, Inc. (the “Company”) entered into a Subscription Agreement (the “Subscription Agreement”) with CDP Infrastructure Fund GP (“Investor”), a wholly owned subsidiary of Caisse de dépôt et placement du Québec, pursuant to which the Company agreed to issue, and Investor agreed to make capital contributions to the Company of up to $348,642,000 to purchase newly issued common shares, no par value, of the Company (“IPALCO Shares”) upon the issuance of one or more capital calls from the board of directors of the Company such that Investor will own up to 17.65% of the issued and outstanding IPALCO Shares after giving effect to the IPALCO Shares issued pursuant to the Subscription Agreement.  The per share purchase price is subject to adjustment based on capital contributions made to the Company by the Company’s ultimate parent, The AES Corporation (“AES”), and its affiliates prior to the initial issuance of shares under the Subscription Agreement as well as certain other adjustments.

The issuance of shares under the Subscription Agreement is subject to the satisfaction of various closing conditions described in the Subscription Agreement, including the closing under the Purchase and Sale Agreement, dated as of December 14, 2014 between Investor and AES U.S. Holdings, LLC (the “Purchase Agreement”) relating to the purchase of 15% of the outstanding shares of AES U.S. Investments, Inc. (“Holdco Inc.”), the Company’s direct parent.  The closing under the Purchase Agreement is subject to certain customary conditions, including receipt of the approval of the Federal Energy Regulatory Commission and completion of review by the Committee on Foreign Investments in the United States.

The Subscription Agreement contains representations and warranties of the Company and Investor which are customary for transactions of this type.  It also obligates the parties to the agreement to indemnify each other for losses arising out of breaches of the Subscription Agreement or failure by such party to perform with respect to the representations, warranties or covenants contained in the Subscription Agreement, among other things, subject to customary limitations.  The Subscription Agreement contains termination rights for both the Company and Investor, and Investor shall not be obligated to make any purchases after December 31, 2016.

In connection with the initial closing under the Subscription Agreement, Investor, Holdco Inc. and the Company will enter into a Shareholders’ Agreement (the “Shareholders’ Agreement”), the form of which has been agreed to by the parties.  The Shareholders’ Agreement will establish the general framework governing the relationship between and among Investor and Holdco Inc., and their respective successors and transferees, as shareholders of the Company.  Under the form of Shareholders’ Agreement, the board of directors of the Company will consist of 15 directors, two nominated by Investor, 12 nominated by Holdco Inc. and one independent director.  The Shareholders’ Agreement contains restrictions on the Company taking certain major decisions without the prior affirmative vote of a majority of the board of directors of the Company.  In addition, for so long as Investor holds at least 5% of the IPALCO Shares, Investor will have review and consultation rights with respect to certain actions of the Company.  Certain transfer restrictions and other transfer rights apply to Investor and Holdco Inc. under the Shareholders’ Agreement, including certain rights of first offer, drag along rights, tag along rights, put rights and rights of first refusal.

Item 3.02  Unregistered Sales of Equity Securities.

As described in Item 1.01 above, the Company has entered into the Subscription Agreement pursuant to which the Company will issue IPALCO Shares equal to up to 17.65% of the issued and outstanding IPALCO Shares after giving effect to the issuances under the Subscription Agreement.  The issuance of the IPALCO Shares under the Subscription Agreement will be exempt from the registration requirements of the Securities Act, pursuant to the exemptions for a transaction by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

The information included in Item 1.01 above is incorporated herein by reference, and the disclosure in this Item 3.02 is qualified by reference to the information set forth in Item 1.01 above.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

IPALCO ENTERPRISES, INC.

By:	/s/Craig Jackson
Name:	Craig Jackson
Title:	Chief Financial Officer

Date: December 14, 2014